VKSCV                                   For additional information contact:
                                        G.S. Donovan (630) 789-4900
                                        K.K. Duttlinger (630) 789-4900

            VISKASE COMPANIES, INC. FIRST QUARTER 2003 RESULTS

WILLOWBROOK, ILLINOIS, May 16, 2003 - Viskase Companies, Inc. (VKSCV) today announced its first quarter 2003 financial results.

Net sales for the three months ended March 31, 2003 were $45.4 million, representing an increase of 4.6% from the comparable period of 2002. The increase in sales reflects the strengthening Euro against the U.S. dollar. Sales continue to be effected by reduced selling prices in the casings industry on relatively constant volume.

Operating loss for the three months ended March 31, 2003 was $(2.0) million representing an improvement of $.4 million from the comparable period of 2002. The operating loss resulted primarily from declines in sales caused by continued price competition in the worldwide casings industry. The improvement in the operating loss resulted from operating efficiencies and from previous cost saving measures. The Company does not expect to see an improvement in its operating income until prices begin to increase.

Operating earnings before depreciation, interest, amortization and taxes (EBDIAT) for the first three months ended March 31, 2003 and 2002 were $3.3 million.

Net loss for the three months ended March 31, 2003 was $(2.1) million, or $(.14) per share, compared with a net loss of $(7.9) million, or $(.51) per share, from the comparable period of 2002. Net loss in 2003 primarily benefits from a reduction in interest expense due to the absence of accrued interest expense on the 10.25% senior notes resulting from the bankruptcy proceeding and from operating efficiencies and previous cost saving measures.

Viskase Companies, Inc. retains its major interests in the food packaging industry through Viskase Corporation.


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